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                                   EXHIBIT 5.1

                          CONSENT & OPINION OF COUNSEL












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                            DANIELS, MCGOWAN & ASSOC.
                         Attorneys and Counselors at Law
                        1201 Allen Market Lane, Suite 200
                              St. Louis, Mo. 63104



August 6, 2001


EFoodSafety.com, Inc.
350 West Caldwell Ave
Visalia, CA 93277


Gentlemen:


         We refer to the Offering Statement on Form 1-A (the "Offering Statement") to be filed by eFoodSafety.com, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to and aggregate of 12,540,000 shares of the Common Stock of the Company, no par value, (the "Shares") to be issued thereunder.

         As special counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being exempt from registration under the Act pursuant to the Offering Statement, when issued will be duly authorized, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Cordially,

/s/ Richard E. Daniels
---------------------------
Daniels, McGowan & Assoc.

Phone (314)-621-2728          Fax (314)-621-3388        Email-DanielsCo1@aol.com